                                                                  EXHIBIT 1


                         Information Concerning Transactions
                            Shares of Common Stock Effected
                             by any Members of the Centaur
                           Partners Group since the filing
                              of Amendment No. 36 to the
                              Schedule 13D on July 15, 1996
                          ----------------------------------

          The following transactions were effected on the New York Stock Exchange, Inc. on July 12, 1996.

The price per share excludes brokerage commissions.



                                                                  Price
         Name                No. of Shares      Sale/Purchase1    Per Share
         ----                -------------      -------------     ---------
      Estrin Equities
      Limited Partnership

                                 65,000             (S)             $7
                                 21,000             (S)              7 1/8
                                282,516             (S)              7 1/4
                                 34,100             (S)              7 3/8
                                 31,400             (S)              7 1/2
                                 21,300             (S)              7 5/8
                                  6,000             (S)              7 3/4

      Abbey J. Butler           100,000             (P)              7 1/4



      --------------------

      1. (P) Purchase
         (S) Sale



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